AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997

                                                 REGISTRATION NO. 333-32909

     POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NOS. 333-15089 AND
                                                   333-15089-01 THROUGH -04

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                       PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                       BANKERS TRUST NEW YORK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEW YORK                                13-6180473
   (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
    INCORPORATION OR ORGANIZATION)
           130 LIBERTY STREET NEW YORK, NEW YORK 10006 (212) 250-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                                  Copies to
  GORDON S. CALDER, JR.,
  ESQ. MELVIN A. YELLIN,
  ESQ. BANKERS TRUST NEW
   YORK CORPORATION 130
 LIBERTY STREET NEW YORK,
 NEW YORK 10006 (212) 250-
           2500
  ROBERT E. BUCKHOLZ, JR., ESQ. SULLIVAN & CROMWELL 125 BROAD STREET NEW YORK,
                         NEW YORK 10004 (212) 558-4000
                                                           KEVIN KEOGH, ESQ.
                                                           WHITE & CASE 1155
                                                        AVENUE OF THE AMERICAS
                                                          NEW YORK, NEW YORK
                                                         10036 (212) 819-8200
 (NAME, ADDRESS, INCLUDING
  ZIP CODE, AND TELEPHONE
  NUMBER, INCLUDING AREA
    CODE, OF AGENTS FOR
         SERVICE)

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

                                --------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

  Pursuant to Rule 429 under the Securities Act, the Prospectus included in this Registration Statement relates to the unsold Debt Securities having an aggregate principal amount of $80,000,000 that were previously registered by the Registrant under Registration Statement Nos. 333-15089 and 333-15089-01 through -04 on Form S-3 (effective January 31, 1997). This Pre-Effective Amendment No. 1 to this Registration Statement constitutes Post-Effective Amendment No. 2 to such prior registration statement. Such post-effective amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act concurrently with the effectiveness of this Registration Statement.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

           SUBJECT TO COMPLETION, ISSUE DATE: SEPTEMBER 25, 1997

PROSPECTUS
                               U.S.$3,080,000,000

                       BANKERS TRUST NEW YORK CORPORATION
 LOGO
[LOGO OF BANKERS TRUST NEW YORK CORPORATION APPEARS HERE, FLUSH LEFT]
  DEBT SECURITIES, COMMON STOCK, SERIES PREFERRED STOCK AND DEPOSITARY SHARES

  Bankers Trust New York Corporation (the "Corporation") may offer from time to time up to U.S.$3,080,000,000 aggregate initial offering price, or its equivalent (based on the applicable exchange rate at the time of offering) in such other currencies or currency units as shall be designated by the Corporation at the time of offering, of one or more series of debt securities (the "Debt Securities"), common stock, par value $1.00 per share (the "Common Stock"), or one or more series of series preferred stock, without par value (the "Series Preferred Stock"), interests in which may be represented by depositary shares (the "Depositary Shares"). The Debt Securities may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"). Debt Securities, Common Stock, Series Preferred Stock and Depositary Shares (collectively, the "Offered Securities") will be offered on terms to be determined at the time of offering. If Debt Securities are offered, the specific title, the aggregate principal amount, the initial public offering or purchase price, the maturity date, the rate and time of payment of any interest, any redemption provisions, any terms of conversion or exchange and any other terms of the offering of such Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement"). If Common Stock is offered, the applicable Prospectus Supplement will set forth the number of shares of Common Stock, the initial public offering or purchase price and any other terms of the offering. If Series Preferred Stock is offered, the applicable Prospectus Supplement will set forth the specific title, aggregate number of shares of Series Preferred Stock and aggregate number of related Depositary Shares, if any, any dividend, liquidation, redemption, conversion, exchange, voting or other rights, the initial public offering or purchase price and any other terms of the offering.

  The Offered Securities may be sold either separately or together as units and may be sold by the Corporation directly or through agents or dealers. In addition, the Offered Securities may be sold to or through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone pursuant to offering terms fixed at the time of offering. The agents and dealers or underwriters in connection with the sale of any Offered Securities will be set forth in the applicable Prospectus Supplement.

  The Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Debt Securities, when issued, will be unsecured and subordinated as described herein under "Description of Offered Securities--Description of Debt Securities--Subordination." Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Corporation. There will be no right of acceleration of payment of Subordinated Debt Securities in the case of a default in the performance of any covenant of the Corporation, including the payment of principal or interest. See "Description of Offered Securities-- Description of Debt Securities--Events of Default--Subordinated Debt Securities."

                                  -----------

  THE OFFERED SECURITIES WILL NOT BE  DEPOSITS OR OTHER OBLIGATIONS OF A BANK
     AND WILL NOT BE INSURED  BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
        OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  Following the initial distribution of any Offered Securities, BT Alex. Brown Incorporated ("BT Alex. Brown") and other affiliates of the Corporation may offer and sell such securities in the course of their business as broker-dealers. BT Alex. Brown and such other affiliates may act as principal or agent in such transactions. This Prospectus and the applicable Prospectus Supplement may be used by BT Alex. Brown and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

                  The date of this Prospectus is       , 1997.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Corporation can be inspected and copied at the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy statements and other information regarding issuers, such as the Corporation, that file electronically with the Commission. In addition, such material can be inspected at the office of the New York Stock Exchange, Inc., and the office of the American Stock Exchange, Inc. on which certain securities of the Corporation are listed. This Prospectus does not contain all of the information set forth in the registration statement of which this Prospectus is a part (the "Registration Statement"), which the Corporation has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Corporation hereby incorporates by reference in this Prospectus the following documents:

    (a) The Corporation's Annual Report on Form 10-K (file number 1-5920) for the year ended December 31, 1996, filed pursuant to Section 13 of the Exchange Act;

    (b) The Corporation's Quarterly Reports on Form 10-Q (file number 1-5920) for the quarters ended March 31 and June 30, 1997, filed pursuant to
  Section 13 of the Exchange Act;

    (c) The Corporation's Current Reports on Form 8-K (file number 1-5920) filed on January 23, March 14 (as amended by the Form 8-K/A filed on June
  18), April 7, April 17, May 1, June 13, July 17 (as amended by the Form 8-K/A filed on July 18), August 20, September 4, September 9 and September 12, 1997 pursuant to Section 13 of the Exchange Act; and

    (d) The description of the Corporation's Common Stock and associated Preferred Share Purchase Rights set forth in Registration Statements on Form 8-A (file number 1-5920), filed pursuant to Section 12 of the Exchange Act.

  All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus. In addition, all documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial Registration Statement and prior to effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Any person to whom a copy of this Prospectus is delivered may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests should be mailed to the Office of the Secretary, Bankers Trust New York Corporation, 130 Liberty Street, New York, New York 10006. Telephone requests may be directed to (212) 250-2201.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               ----------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE DATE OF FILING WITH THE COMMISSION.

                       BANKERS TRUST NEW YORK CORPORATION

GENERAL

  The Corporation is a bank holding company, incorporated under the laws of the State of New York in 1965. At June 30, 1997, the Corporation had consolidated total assets of $131.6 billion. The Corporation's principal banking subsidiary is Bankers Trust Company ("Bankers"). Bankers, founded in 1903, is among the largest commercial banks in New York City and the United States, based on consolidated total assets. The Corporation concentrates its financial and managerial resources on selected markets and services its clients by meeting their needs for financing, advisory, processing and sophisticated risk management solutions. The core organizational units of the Corporation are Investment Banking, Risk Management Services, Trading & Sales, Investment Management, Client Processing Services, Australia/New Zealand, Asia, Latin America and Corporate. Among the institutional market segments served are corporations, banks, other financial institutions, governments and agencies, retirement plans, not-for-profit organizations, wealthy individuals, foundations and private companies. Bankers originates loans and other forms of credit, accepts deposits, arranges financings and provides numerous other commercial banking and financial services. Bankers also provides a broad range of financial advisory services to its clients and engages in the proprietary trading of currencies, securities, derivatives and commodities.

  The Corporation is a legal entity separate and distinct from its subsidiaries, including Bankers. There are various legal limitations governing the extent to which certain of the Corporation's subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, the Corporation or certain of its other subsidiaries. The rights of the Corporation to participate in any distribution of assets of any subsidiary upon its dissolution, winding-up, liquidation or reorganization or otherwise are subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be a creditor of that subsidiary and its claims are recognized. Claims on the Corporation's subsidiaries by creditors other than the Corporation include long-term debt and substantial obligations with respect to deposit liabilities, trading liabilities, federal funds purchased, securities loaned and securities sold under repurchase agreements and commercial paper, as well as short-term borrowings and accounts payable.

  The Corporation's principal executive offices are located at 130 Liberty Street, New York, New York 10006 and its telephone number is (212) 250-2500.

RECENT DEVELOPMENTS

  On September 1, 1997, the Corporation acquired Alex. Brown Incorporated ("ABI"), the parent of Alex. Brown & Sons Incorporated ("Alex. Brown"). The acquisition was effected by the merger of ABI with and into a wholly owned subsidiary of the Corporation, which subsidiary was then renamed BT Alex. Brown Holdings Incorporated ("BT Alex. Brown Holdings"). The Corporation contributed all the stock of BT Securities Corporation ("BT Securities"), the Corporation's existing broker-dealer subsidiary, to BT Alex. Brown Holdings, which as a result became the immediate parent of BT Securities. At the same time, Alex. Brown was merged into BT Securities, which was then renamed "BT Alex. Brown Incorporated." As a result of these transactions, BT Alex. Brown is a direct wholly owned subsidiary of BT Alex. Brown Holdings and an indirect wholly owned subsidiary of the Corporation, and combines the operations of BT Securities with those of Alex. Brown. Because the merger was accounted for as a pooling-of-interests, the Corporation's audited year-end 1996 historical financial information and its unaudited first and second quarter 1997 historical consolidated financial information has been restated to reflect the merger. This restated supplemental financial information is set forth in the Corporation's Current Report on Form 8-K filed on September 9, 1997.

SUPPLEMENTAL CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                                     SIX MONTHS
                                            YEAR ENDED DECEMBER 31,    ENDED
                                            ------------------------  JUNE 30,
                                            1992 1993 1994 1995 1996    1997
                                            ---- ---- ---- ---- ---- ----------
   Excluding Interest on Deposits.......... 1.48 1.77 1.32 1.12 1.27    1.34
   Including Interest on Deposits.......... 1.31 1.53 1.24 1.09 1.20    1.24

  For purposes of computing these consolidated ratios, earnings represent income before income taxes, cumulative effects of accounting changes and equity in undistributed income of unconsolidated subsidiaries and affiliates, plus fixed charges excluding capitalized interest. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest.

SUPPLEMENTAL CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

 AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                     SIX MONTHS
                                            YEAR ENDED DECEMBER 31,    ENDED
                                            ------------------------  JUNE 30,
                                            1992 1993 1994 1995 1996    1997
                                            ---- ---- ---- ---- ---- ----------
   Excluding Interest on Deposits.......... 1.45 1.75 1.30 1.09 1.24    1.32
   Including Interest on Deposits.......... 1.29 1.51 1.23 1.07 1.18    1.22

  For purposes of computing these consolidated ratios, earnings represent income before income taxes, cumulative effects of accounting changes and equity in undistributed income of unconsolidated subsidiaries and affiliates, plus fixed charges excluding capitalized interest. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest. Fixed charges are then combined with preferred stock dividend requirements, adjusted to a pretax basis, on the outstanding preferred stock.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, including investments in, or extensions of credit to, the Corporation's subsidiaries. Except as described in the applicable Prospectus Supplement, specific allocations of the proceeds to such purposes have not been made, although management will have determined at the date of the applicable Prospectus Supplement that funds should be borrowed at that time. The precise amount and timing of such investments in, or extensions of credit to, subsidiaries will depend on the subsidiaries' funding requirements and the availability of other funds. Pending such applications, such net proceeds may be temporarily invested or applied to the reduction of short-term indebtedness.

                       DESCRIPTION OF OFFERED SECURITIES

DESCRIPTION OF DEBT SECURITIES

  Senior Debt Securities may be issued from time to time in one or more series under an Indenture, dated as of November 1, 1991, between the Corporation and The Chase Manhattan Bank (formerly The Chase Manhattan Bank (National Association)), as Trustee (the "Senior Trustee"), as amended (as so amended and as further amended from time to time, the "Senior Indenture"). Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture, dated as of April 1, 1992, between the

Corporation and Marine Midland Bank (formerly Marine Midland Bank, N.A.) as Trustee (the "Subordinated Trustee"), as amended (as so amended and as further amended from time to time, the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are referred to collectively as the "Trustees." As used under this caption, unless the context otherwise requires, "debt securities" in lower case refers to all debt securities issued or issuable, as the case may be, under the Indentures, and "Debt Securities" refers to the debt securities covered by this Prospectus and any accompanying Prospectus Supplement.

  The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The Debt Securities may be offered alone or with other Offered Securities.

 General

  Each Indenture provides for the issuance of debt securities in one or more series, and does not limit the principal amount of debt securities that may be issued thereunder.

  Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities being offered hereby: (1) the specific title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) the aggregate principal amount of the Debt Securities; (4) the percentage of their principal amount at which the Debt Securities will be issued; (5) the date on which the Debt Securities will mature; (6) whether the Debt Securities will bear interest and, if so, the rate or rates per annum or the method for determining the rate or rates at which the Debt Securities will bear interest; (7) any index, security, commodity, group of securities or commodities or formula used to determine the amount of principal of, or premium, if any, and interest, if any, on, the Debt Securities; (8) the time or times at which any such principal, premium or interest will be payable; (9) any provisions relating to optional or mandatory redemption of the Debt Securities; (10) the denominations in which the Debt Securities are authorized to be issued; (11) the place or places at which, the period or periods within which, the price or prices at which and the terms and conditions, if any, upon which the Debt Securities may be exchanged for or converted into other securities of the Corporation, including other Debt Securities, Series Preferred Stock and Common Stock; (12) the currency or units of two or more currencies in which the Debt Securities are denominated, if other than U.S. dollars, and the currency or units of two or more currencies in which interest is payable if other than the currency or unit of two or more currencies in which the Debt Securities are denominated; (13) the place or places at which the Corporation will make payments of principal, premium, if any, and interest, if any, and the method of such payment; (14) whether the Debt Securities will be issued, in whole or in part, in the form of one or more Global Securities (as hereinafter defined) and, in such case, the depository for such Global Security or Global Securities; (15) the person to whom any Debt Security of such series will be payable, if other than the person in whose name that Debt Security (or one or more Predecessor Securities (as defined in the applicable Indenture)) is registered at the close of business on the Regular Record Date (as defined in the applicable Indenture) for such interest; (16) the extent to which, or the manner in which, any interest payable on a Global Security on an Interest Payment Date (as defined in the applicable Indenture) will be paid; (17) any additional covenants and Events of Default (as defined in the applicable Indenture) and the remedies with respect thereto not set forth in the applicable Indenture; and (18) any other specific terms of the Debt Securities.

 Subordination

  Unless otherwise indicated in the applicable Prospectus Supplement, the Subordinated Debt Securities will be subject to the subordination provisions set forth in the Subordinated Indenture and described below.

  The payment of the principal of, and premium, if any, and interest, if any, on, the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). In certain events of insolvency, the payment of the principal of, and premium, if any, and interest, if any, on, the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Corporation, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities ("Excess Proceeds") and if, at such time, any Entitled Persons (as defined below) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds will first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. No payments on account of principal of, or premium, if any, or interest, if any, on, the Subordinated Debt Securities or on account of the purchase or acquisition of Subordinated Debt Securities may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, or if any judicial proceeding is pending with respect to any such default.

  By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of the Corporation who hold obligations other than Senior Indebtedness and the Subordinated Debt Securities may recover less in respect of such obligations, ratably, than holders of Senior Indebtedness and may recover more in respect of such obligations, ratably, than the holders of the Subordinated Debt Securities. By reason of the obligation of the holders of the Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness (as defined below) that are not required to pay over Excess Proceeds may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the holders of Subordinated Debt Securities.

  "Senior Indebtedness" means, unless otherwise specified in the applicable Prospectus Supplement, the principal of, and premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Corporation under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) on, (a) all indebtedness for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be subordinate in right of payment to, or to rank pari passu in right of payment with, the Subordinated Debt Securities or any other obligation that ranks pari passu in right of payment with the Subordinated Debt Securities, or is identified in a Board Resolution (as defined in the Subordinated Indenture) or any indenture supplemental to the Subordinated Indenture as being subordinate in right of payment to, or as ranking pari passu in right of payment with, the Subordinated Debt Securities or any other obligation that ranks pari passu in right of payment with the Subordinated Debt Securities, and (b) any deferrals, renewals or extensions of any such indebtedness for money borrowed; provided, however, that Senior Indebtedness does not include (i) any obligations on account of Existing Subordinated Indebtedness or (ii) any obligations as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness. The term "indebtedness for money borrowed," when used with respect to the Corporation, is defined to mean any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

  "Existing Subordinated Indebtedness" means, unless otherwise specified in the applicable Prospectus Supplement, the Corporation's Executive Convertible Subordinated Debentures due 1997-2003, Zero Coupon Subordinated Yen Notes due 1998-2004, Subordinated Money Market Capital Notes, Series A, B and C due June 1999, 9.20% Subordinated Capital Notes due July 15, 1999, 9.50% Subordinated Debentures due June 14, 2000, 5 3/4% Convertible Subordinated Debentures due 2001, 9.40% Subordinated Debentures due March 1, 2001, 9.00% Subordinated Debentures due August 1, 2001, 7.50% Subordinated Debentures due January 15, 2002, 8 1/8% Subordinated Notes due 2002, 8 1/8% Subordinated Debentures due May 15, 2002, 7 1/8% Subordinated Debentures due July 31, 2002, Subordinated Floating Rate Notes due 2002, 7.25% Subordinated Debentures due January 15, 2003, Subordinated Constant Maturity Treasury Floating Rate Debentures due 2003, Subordinated LIBOR/CMT Floating Rate Debentures due 2003, Floating Rate Subordinated Notes due 2004, 8 1/4% Subordinated Notes due 2005, Subordinated Floating Rate Notes due 2005, Subordinated Yen Loan due 2005, 7 1/8% Subordinated Notes due March 15, 2006, 6% Subordinated Notes due October 2008, 7 3/8% Subordinated Notes due 2008, 7 1/8% Subordinated Notes due 2010, 7 1/2% Subordinated Notes due 2010, 7 1/4% Subordinated Notes due October 15, 2011, 7.75% Subordinated Notes due May 1, 2012, 7.15% Subordinated Notes due August 14, 2012, 7 1/2% Subordinated Notes due November 15, 2015, 6 1/8% Convertible Capital Securities due June 2033 and 6.00% Convertible Capital Securities due August 2033.

  "Other Financial Obligations" means, unless otherwise specified in the applicable Prospectus Supplement, all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity option contracts, and (iii) in the case of both (i) and
(ii) above, other similar financial instruments other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu in right of payment with or subordinate to the Subordinated Debt Securities. "Entitled Persons" means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.

  The Corporation's obligations under the Subordinated Debt Securities will rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness, subject to the obligations of the holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

  As of June 30, 1997, Senior Indebtedness and Other Financial Obligations of the Corporation aggregated approximately $16.2 billion.

  The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness and Other Financial Obligations, which may include indebtedness that is senior to the Subordinated Debt Securities but subordinate to other obligations of the Corporation, including obligations of the Corporation in respect of Senior Indebtedness and Other Financial Obligations.

 Form, Exchange, Registration and Transfer

  Debt Securities of a series may be issuable in certificated or global form. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar (as defined in the applicable Indenture), or at the office of any transfer agent designated by the Corporation for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Corporation has appointed Bankers as Security Registrar with respect to both the Senior Debt Securities and the Subordinated Debt Securities. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Corporation with respect to any series of Debt Securities, the Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Corporation will be required to maintain a transfer agent in each Place of Payment (as defined in the applicable Indenture) for such series. The Corporation may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any redemption in part, the Corporation will not be required to (i) issue, register the transfer of or exchange any Debt Security during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Debt Securities of like tenor and of the series of which such Debt Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

 Payment and Paying Agents

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and premium, if any, on any Debt Security will be made only against surrender to the Paying Agent (as defined in the applicable Indenture) in respect of such Debt Security. Unless otherwise indicated in the applicable Prospectus Supplement, principal of, and premium, if any, and interest, if any, on, Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Corporation may designate from time to time, except that at the option of the Corporation payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the Security Register (as defined in the applicable Indenture) with respect to such Debt Securities. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or any Predecessor Security) is registered at the close of business on the Regular Record Date for such interest.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office (as defined in the applicable Indenture) of Bankers in The City of New York will be designated as the Corporation's sole Paying Agent for payments with respect to Debt Securities of each series. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Corporation for the Debt Securities of any series will be named in the applicable Prospectus Supplement. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Corporation will be required to maintain a Paying Agent in each Place of Payment for each series of Debt Securities.

  All moneys paid by the Corporation to a Paying Agent for the payment of the principal of, or premium, if any, or interest, if any, on, any Debt Security of any series and that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Corporation and the holder of such Debt Security must thereafter look only to the Corporation for payment of such amounts.

 Modification of the Indentures

  Each Indenture contains provisions that permit the Corporation and the applicable Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the debt securities that are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the holders of the debt securities issued under such Indenture. However, no such modification may, without the consent of the holder of each outstanding debt security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any such debt security, (b) reduce the principal amount of, or premium, if any, or rate of interest, if any, on, any such debt security, (c) reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any such debt security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security, or (f) reduce the percentage in principal amount of debt securities of any series then Outstanding (as defined in such Indenture), the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults.

 Events of Default

  Senior Debt Securities. An Event of Default with respect to Senior Debt Securities of any series is defined in the Senior Indenture as being: default for 30 days in payment of any interest on Senior Debt Securities of such series; default in payment of principal of, or premium, if any, on, Senior Debt Securities of such series; default for 30 days in payment of any mandatory sinking fund payment required by the Senior Debt Securities of such series; default for 90 days after notice in performance of any other covenant in the Senior Debt Securities of such series or in the Senior Indenture; or certain events of bankruptcy, insolvency or reorganization. If an Event of Default with respect to Senior Debt Securities of any series occurs and is continuing, the Senior Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Debt Securities of such series then Outstanding may declare the principal of all such Senior Debt Securities to be due and payable immediately. The Corporation is required to furnish to the Senior Trustee annually a statement as to the performance by the Corporation of its obligations under the Senior Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Senior Debt Securities of any series may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of, or premium, if any, or interest, if any, on, such Senior Debt Securities) may be waived by the holders of a majority in aggregate principal amount of the Senior Debt Securities of such series then Outstanding. The Senior Trustee may withhold notice to the holders of the Senior Debt Securities of any series of any continuing default (except in the payment of the principal of, or premium, if any, or interest, if any, on, any Senior Debt Securities of such series or in the payment of any sinking or purchase fund installment) if the Senior Trustee considers it in the interest of the holders of such series of Senior Debt Securities to do so.

  Subordinated Debt Securities. An Event of Default with respect to Subordinated Debt Securities of any series is defined in the Subordinated Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Corporation. If an Event of Default with respect to Subordinated Debt Securities of any series occurs and is continuing, the Subordinated Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Debt Securities of such series then Outstanding may declare the principal of such Subordinated Debt Securities to be due and payable immediately. The Corporation is required to furnish to the Subordinated Trustee annually a statement as to the performance by the Corporation of its obligations under the Subordinated Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Subordinated Debt Securities of any series may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of, or premium, if any, or interest, if any, on, such Subordinated Debt Securities) may be waived by the holders of a majority in aggregate principal amount of the Subordinated Debt Securities of such series then Outstanding. The Subordinated Trustee may withhold notice to the holders of the Subordinated Debt Securities of any series of any continuing default (except in the payment of the principal of, or premium, if any, or interest, if any, on any Subordinated Debt Securities of such series or in the payment of any sinking or purchase fund installment) if the Subordinated Trustee considers it in the interest of the holders of such series of Subordinated Debt Securities to do so.

  The Subordinated Indenture does not provide for any right of acceleration of the payment of the principal of a series of Subordinated Debt Securities upon a default in the payment of principal, premium, if any, or interest, if any, or a default in the performance of any covenant or agreement in the Subordinated Debt Securities of the particular series or in the Subordinated Indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, the holder of a Subordinated Debt Security (or the Subordinated Trustee on behalf of the holders of all of the series of Subordinated Debt Securities affected) may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, if any, or interest, if any.

 Consolidation, Merger, Sale or Conveyance

  The Corporation has covenanted in the Indentures that it will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation unless the Corporation is the continuing corporation, or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof and such corporation expressly assumes the obligations of the Corporation under any Outstanding Debt Securities and the respective Indentures and the Corporation or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the respective Indentures. The Indentures do not contain any other covenant that restricts the Corporation's ability to merge or consolidate with any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. Further, the Indentures do not contain any provisions that would provide protection to holders of Debt Securities against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or similar restructuring of the Corporation.

 Title

  The Corporation, the applicable Trustee and any agent of the Corporation or the applicable Trustee may treat the registered owner of any Debt Security as the absolute owner thereof (whether or not such Debt Security is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

 Replacement of Debt Securities

  Any mutilated Debt Security will be replaced by the Corporation at the expense of the holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities that are destroyed, lost or stolen will be replaced by the Corporation at the expense of the holder upon delivery to the applicable Trustee of evidence of such destruction, loss or theft satisfactory to the Corporation and the applicable Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the applicable Trustee and the Corporation may be required at the expense of the holder of such Debt Security before a replacement Debt Security will be issued.

 Governing Law

  The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

 Information Concerning the Trustees

  Subject to the provisions of the applicable Indenture relating to its duties, neither Trustee will be under any obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the holders of Debt Securities issued thereunder unless such holders have offered reasonable indemnity to such Trustee. Subject to such provision for indemnification, the holders of a majority in principal amount of the debt securities then outstanding thereunder will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under the applicable Indenture, or exercising any trust or power conferred on such Trustee.

  Senior Trustee. Bankers serves as trustee under various indentures for The Chase Manhattan Corporation, parent company of the Senior Trustee. The Senior Trustee also serves as trustee under another indenture with the Corporation relating to other issues of its debt securities. In addition, the Corporation and Bankers have other relationships arising in the ordinary course of business with the Senior Trustee.

  Subordinated Trustee. Bankers serves as trustee under various indentures for affiliates of the Subordinated Trustee. In addition, the Corporation and Bankers have other relationships arising in the ordinary course of business with the Subordinated Trustee.

DESCRIPTION OF COMMON STOCK

  The statements under this caption are brief summaries of certain provisions contained in the Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), the By-Laws of the Corporation (the "By-Laws"), and the Rights Agreement, dated as of February 22, 1988 (the "Rights Agreement"), between the Corporation and Harris Trust Company of New York, as Rights Agent, as successor to Morgan Shareholders Services Trust Company, do not purport to be complete, and are qualified in their entirety by reference to the Certificate of Incorporation, the By-Laws and the Rights Agreement, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The Common Stock may be offered alone or with other Offered Securities.

 The Common Stock

  Subject to the rights of holders of the Corporation's preferred stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation out of any funds legally available therefor, and are entitled upon liquidation, dissolution or winding up, after claims of creditors, to receive pro rata the net assets of the Corporation. The holders of the Common Stock are entitled to one vote for each share held and are vested with all of the voting power except to the extent that the Board of Directors provides voting rights with respect to any series of preferred stock.

  Holders of shares of Common Stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining fewer than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. The Common Stock does not have any sinking fund, conversion or redemption provisions and does not carry preemptive rights.

  Harris Trust Company of New York is the Transfer Agent and Registrar of the Common Stock of the Corporation. The Common Stock is listed on the New York Stock Exchange and The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited.

 Preferred Share Purchase Rights

  On February 16, 1988, the Board of Directors of the Corporation declared a dividend distribution of one Preferred Share Purchase Right (a "Right") for each share of Common Stock held, payable February 26, 1988 to shareholders of record on that date. Rights also automatically attach to each share of Common Stock issued after February 26, 1988. The Rights are issued pursuant to the Rights Agreement.

  Each Right entitles the record holder to purchase from the Corporation a 1/100th interest in a share of the Corporation's Series C Junior Participating Preferred Stock at an exercise price of $140, subject to certain adjustments. The Rights will not be exercisable or transferable apart from the Common Stock until the tenth day after either a public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Stock or the announcement or commencement of a tender offer for 20% or more of the Common Stock. If the Corporation is acquired or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will have the right to receive, upon exercise at the then current exercise price of the Right, that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right. If any person becomes an Acquiring Person (as defined in the Rights Agreement) (unless such person first acquires 20% or more of the outstanding Common Stock by a purchase pursuant to a tender offer for all of the Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Common Stock), each holder of a Right other than Rights beneficially owned by the Acquiring Person (which will be void) will have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. The Rights will expire on February 26, 1998, but may be redeemed for $0.01 per Right at any time before a person or group acquires the beneficial ownership of 20% or more of the Common Stock. Until a Right is exercised, the holder has no rights as a shareholder of the Corporation.

  After the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Corporation may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock, or a 1/100th interest in a share of Series C Junior Participating Preferred Stock (or a share of a class or series of the Corporation's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  If issued, each share of Series C Junior Participating Preferred Stock will be entitled, subject to adjustment, to (i) a quarterly dividend of the greater of $1 per share or 100 times the quarterly dividend declared on each share of Common Stock, (ii) in the event of liquidation, dissolution or winding up, a preferential liquidation payment of the greater of $100 per share or 100 times the liquidation payment made per share of Common Stock, and (iii) 100 votes per share voting together with the holders of the Corporation's Common Stock on all matters.

  Under certain conditions, the Rights will also be redeemed in connection with an acquisition of all of the Corporation's Common Stock for cash in a transaction approved by the Corporation's shareholders. Subject to certain specified conditions, a special meeting of the Corporation's shareholders to vote on such a transaction will be called upon the request of a potential acquiror.

DESCRIPTION OF SERIES PREFERRED STOCK

  The Corporation is authorized to issue up to 10,000,000 shares of Series Preferred Stock. All shares of Series Preferred Stock, irrespective of series, constitute one and the same class. See "Description of the Corporation's Capital Stock" below. The following description of the terms of the Series Preferred Stock sets forth certain general terms and provisions of the Series Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Series Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in the applicable Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

  The statements under this caption are brief summaries of certain provisions contained in the Certificate of Incorporation, the By-Laws and the certificate of amendment to the Certificate of Incorporation relating to a particular series of Series Preferred Stock (a "Certificate of Amendment"), do not purport to be complete, and are qualified in their entirety by reference to the Certificate of Incorporation and the By-Laws, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and the applicable Certificate of Amendment, which will be filed by the Corporation as an exhibit to the Registration Statement at or about the time of the sale of the applicable series of Series Preferred Stock. The Preferred Stock may be offered alone or with other Offered Securities.

 General

  Upon issuance, the Series Preferred Stock has preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation and such other rights, preferences and limitations as may be fixed by the Board of Directors. Dividend provisions, liquidation preferences, voting rights, if any, sinking fund and redemption provisions, if any, and conversion and exchange provisions, if any, with respect to each series of Series Preferred Stock also will be fixed by the Board of Directors.

  The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock. The terms of a particular series of Series Preferred Stock may differ, among other things, in
(1) the number of shares that constitute such series, (2) the dividend rate (or the method of calculation) on the shares of such series, and whether such dividends are cumulative, (3) whether or not the shares of the series shall be redeemable and the terms thereof, (4) whether or not the shares of the series shall be convertible into, or exchangeable for, Common Stock or other Series Preferred Stock of the Corporation and the terms thereof, (5) the amount per share payable on the shares of the series in case of liquidation, dissolution or winding up of the Corporation, (6) the terms of voting rights, if any, of shares of the series, and (7) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series. Unless otherwise specifically set forth in the applicable Prospectus Supplement, all shares of Series Preferred Stock shall be of equal rank, preference and priority as to dividends; when the stated dividends on any series are not paid in full, the shares of all series of the Series Preferred Stock will share ratably in any dividend payment that is made; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all Series Preferred Stock, then such assets are to be distributed among the holders ratably.

  As described under "--Description of Depositary Shares" below, the Corporation may, at its option, elect to offer Depositary Shares evidenced by Depositary Receipts (as defined below), each representing a fraction (to be specified in the applicable Prospectus Supplement) of a share of the particular series of Series Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Series Preferred Stock.

 Dividend Rights

  The holders of the Series Preferred Stock will be entitled to receive, but only when, as and if declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the Prospectus Supplement relating to a particular series of Series Preferred Stock, and no more (each date of such payment, a "Dividend Payment Date"). Such rate may be fixed or variable, as set forth in the applicable Prospectus Supplement. Each such dividend will be payable to the holders of record of the shares of such series as they appear on the stock books of the Corporation (or, if applicable, the records of the Depositary referred to below under "--Description of Depositary Shares") on such record dates as are fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. Unless otherwise specified in the applicable Prospectus Supplement, dividends payable on any series of Series Preferred Stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360-day year, and for a period of a full quarter will be computed on the basis of a 360-day year consisting of twelve 30-day months. Unless otherwise specified in the applicable Prospectus Supplement, such dividends will be payable from, and will be cumulative from, the date of original issue of each share, so that if in the period between any two Dividend Payment Dates (a "dividend period") dividends at the rate or rates as described in the applicable Prospectus Supplement are not declared and paid or set apart for payment on all outstanding shares of Series Preferred Stock for such dividend period and all preceding dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency must be declared and fully paid or set apart for payment, but without interest, before any dividends may be declared or paid or set apart for payment on the Common Stock. The cutting-off of dividends on Common Stock until the arrearages have been paid or provided for, as outlined above, and such rights, if any, to vote for the election of directors as may be set forth in the applicable Prospectus Supplement, will be the only consequences of the failure to declare or pay dividends on the Series Preferred Stock. After payment in full of all dividend arrearages on the Series Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

  Each series of Series Preferred Stock will be entitled to dividends as described in the applicable Prospectus Supplement. Different series of Series Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

 Optional Redemption

  The Corporation may, at its option, at any time or from time to time on not less than 30 and not more than 60 days' notice, redeem one or more series of Series Preferred Stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable Prospectus Supplement.

  Any optional redemption by the Corporation will be made only with the approval of the appropriate bank regulatory authorities unless at the time of redemption such approval is not required. At the date of this Prospectus, the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") require that the optional redemption of any series of Series Preferred Stock, if such series is to be treated as tier 1 capital of the Corporation, be subject to the prior approval of the Federal Reserve Board.

  If less than all the outstanding shares of a series of Series Preferred Stock are to be redeemed, the selection of the shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors of the Corporation or by any other method that the Board of Directors may determine to be equitable, unless otherwise specified in the applicable Prospectus Supplement. From and after the redemption date (unless default is made by the Corporation in providing for the payment of the redemption price), dividends will cease to accrue on the shares of Series Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) will cease.

  At the option of the Corporation, shares of Series Preferred Stock redeemed or otherwise acquired by the Corporation may be restored to the status of authorized but unissued shares of Series Preferred Stock.

 Conversion or Exchange

  The holders of shares of any series of Series Preferred Stock will have such rights, if any, to convert such shares into, or to exchange such shares for, cash, shares of Common Stock or shares of any other series of Series Preferred Stock of the Corporation, as may be set forth in the applicable Prospectus Supplement.

 Voting Rights

  Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of the Series Preferred Stock will not be entitled to vote. Each share of any series of Series Preferred Stock will generally be entitled to one vote on matters on which holders of such series are entitled to vote, irrespective of such series' aggregate stated value, liquidation preference or initial offering price. However, as more fully described under "--Description of Depositary Shares" below, if the Corporation elects to issue Depositary Shares representing a fraction of a share of a series of Series Preferred Stock, each such Depositary Share will, in effect, be entitled to the same fraction of a vote, rather than a full vote, per Depositary Share.

  Unless otherwise specified in the applicable Prospectus Supplement, so long as any shares of any series of Series Preferred Stock remain outstanding, the Corporation may not amend the Certificate of Incorporation so as to adversely affect or subordinate the rights of the Series Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series Preferred Stock. However, unless otherwise specified in the applicable Prospectus Supplement, if any such adverse alteration affects the rights of only a single series of Series Preferred Stock, then the alteration may be effected only with the vote or consent of at least a majority of the outstanding shares of such series of Series Preferred Stock. An increase in the authorized amount of the Series Preferred Stock and/or the creation and issuance of other series of Series Preferred Stock or serial preferred stock in accordance with the Certificate of Incorporation will not be, or be deemed to be, an adverse alteration.

  The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Series Preferred Stock of each affected series.

  Under regulations adopted by the Federal Reserve Board, if the holders of any series of Series Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities," and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In addition, at such time (i) any bank holding company may be required to obtain the approval of the Federal Reserve Board under the BHC Act, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain the approval of the Federal Reserve Board under the International Banking Act of 1978, as amended, to acquire or retain 5% or more of any series of Series Preferred Stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire 10% or more of such series of Series Preferred Stock.

 Liquidation Rights

  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series Preferred Stock will have preference and priority over the Common Stock for payment out of the assets of the Corporation or proceeds thereof, whether from capital or surplus, of such amounts as are set forth in the applicable Prospectus Supplement and, after such payment, the holders of such series of Series Preferred Stock will be entitled to no other payments. If, in such case, the assets of the Corporation or proceeds thereof are insufficient to make the full liquidating payment on such series of Series Preferred Stock and liquidating payments on any other outstanding Series Preferred Stock (including accrued and unpaid dividends, if any), then such assets and proceeds will be distributed among the holders of such series of Series Preferred Stock and any other outstanding series of Series Preferred Stock, ratably in accordance with the respective amounts that would be payable on all Series Preferred Stock (including accrued and unpaid dividends, if any) if all such liquidating amounts payable were paid in full. A consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the Corporation will not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation.

 Miscellaneous

  Harris Trust Company of New York will serve as transfer agent, dividend disbursing agent and registrar for the Series Preferred Stock. The holders of Series Preferred Stock will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of the Corporation. When issued and paid for as described in this Prospectus and the applicable Prospectus Supplement, the Series Preferred Stock will be fully paid and nonassessable. The Certificate of Amendment setting forth the provisions of each series of Series Preferred Stock will become effective after the date of this Prospectus but at or before issuance of the related series of Series Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

 General

  The Corporation may, at its option, elect to offer fractional shares of Series Preferred Stock, rather than full shares of Series Preferred Stock. If this option is exercised, the Corporation will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the applicable Prospectus Supplement) of a share of a particular series of Series Preferred Stock as described below.

  The shares of any series of Series Preferred Stock represented by Depositary Shares will be deposited under a deposit agreement (each, a "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation, having its principal office in the United States (each, a "Depositary"). Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

  The statements under this caption are brief summaries of certain provisions contained in the form of Deposit Agreement relating to a particular series of Depositary Shares, do not purport to be complete, and are qualified in their entirety by reference to the form of Deposit Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the actual Deposit Agreement relating to such series of Depositary Shares, which will be filed by the Corporation as an exhibit to the Registration Statement at or about the time of the sale of the applicable series of Depositary Shares. The Depositary Shares may be offered alone or with other Offered Securities.

 Form

  The Depositary Shares relating to any series of Series Preferred Stock will be evidenced by receipts (the "Depositary Receipts") issued pursuant to the applicable Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Series Preferred Stock in accordance with the terms of the offering described in the applicable Prospectus Supplement.

  Pending the preparation of any definitive engraved or printed Depositary Receipts relating to any series of Series Preferred Stock, the applicable Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) such definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

 Dividends and Other Distributions

  The applicable Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Series Preferred Stock represented by any series of Depositary Shares to the record holders of such Depositary Shares in proportion to the number of such Depositary Shares owned by such holders.

  In the event of a distribution other than in cash, the applicable Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

 Withdrawal of Stock

  Upon surrender of Depositary Receipts at the corporate trust office of the applicable Depositary (unless the applicable Depositary Shares have previously been called for redemption as described below), the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office to or upon such holder's order, of the number of whole shares of the related series of Series Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Series Preferred Stock on the basis set forth in the applicable Prospectus Supplement, but holders of such whole shares of such Series Preferred Stock will not thereafter be entitled to receive Depositary Shares in exchange therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Series Preferred Stock to be withdrawn, the applicable Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

 Redemption of Depositary Shares

  If a series of Series Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the applicable Depositary upon the redemption, in whole or in part, of such series of Series Preferred Stock held by such Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Series Preferred Stock. Whenever the Corporation redeems shares of Series Preferred Stock held by a Depositary, such Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of the related series of Series Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, unless otherwise specified in the applicable Prospectus Supplement, the Depositary Shares to be redeemed will be selected by lot or pro rata or by any other method as may be determined by the Depositary to be equitable.

 Voting the Series Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the Series Preferred Stock are entitled to vote, the applicable Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Series Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Series Preferred Stock) will be entitled to instruct such Depositary as to the exercise of the voting rights pertaining to the amount of the Series Preferred Stock represented by such holder's Depositary Shares. The applicable Depositary will endeavor, insofar as practicable, to vote the amount of the Series Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action that may be deemed necessary by such Depositary in order to enable such Depositary to do so. The applicable Depositary will abstain from voting shares of the Series Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Shares representing such Series Preferred Stock.

 Amendment and Termination of the Deposit Agreement

  The form of Depositary Receipt evidencing Depositary Shares and any provision of the applicable Deposit Agreement may at any time be amended by agreement between the Corporation and the applicable Depositary. However, unless otherwise specified in the applicable Prospectus Supplement, any amendment that materially and adversely alters the rights of the holders of Depositary Shares issued under any Deposit Agreement will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. A Deposit Agreement may be terminated by the Corporation or the applicable Depositary only if (i) all outstanding Depositary Shares under such Deposit Agreement have been redeemed or (ii) there has been a final distribution in respect of the related series of Series Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of Depositary Receipts.

 Charges of Depositary

  The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will also pay charges of the applicable Depositary in connection with the initial deposit of the related series of Series Preferred Stock, any redemption of such Series Preferred Stock at the option of the Corporation, and any withdrawals of Series Preferred Stock by the holders of Depositary Shares. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the applicable Deposit Agreement to be for their accounts.

 Resignation and Removal of Depositary

  A Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove a Depositary, and any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

 Miscellaneous

  Each Depositary will forward to the holders of the applicable series of Depositary Shares all reports and communications from the Corporation that are delivered to such Depositary as the holder of the applicable series of Series Preferred Stock.

  Neither a Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the applicable Deposit Agreement. The obligations of the Corporation and the Depositary under each Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Series Preferred Stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting Series Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent, and on documents believed to be genuine.

                             BOOK-ENTRY SECURITIES

  The Offered Securities may be issued in the form of one or more global certificates (collectively, with respect to each series or issue of Offered Securities, the "Global Security") registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable Prospectus Supplement, the depositary will be The Depository Trust Company ("DTC"). The Corporation has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of any series of Offered Securities that are issued in global form. No person that acquires an interest in such Offered Securities will be entitled to receive a certificate representing such person's interest in such Offered Securities except as set forth herein or in the applicable Prospectus Supplement. Unless and until definitive Offered Securities are issued under the limited circumstances described herein, all references to actions by holders of Offered Securities issued in global form shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to such holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Offered Securities.

  DTC has informed the Corporation that it is a limited purpose trust company organized under the New York Banking Law and a "banking organization" within the meaning of the New York Banking Law, that it is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Holders that are not Participants or Indirect Participants but that desire to purchase, sell or otherwise transfer ownership of, or other interests in, Offered Securities may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by the Corporation to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or holders. Holders will not be recognized by the applicable Trustee or Depositary or by the Corporation as registered holders of the Offered Securities entitled to the benefits of the applicable Indenture or Deposit Agreement or the terms of the Offered Securities. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of Offered Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which holders have accounts with respect to the Offered Securities similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective holders.

  Because DTC can act only on behalf of Participants, which in turn act only on behalf of holders or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a holder to pledge Offered Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Securities, may be limited due to the absence of physical certificates for such Offered Securities.

  DTC has advised the Corporation that DTC will take any action permitted to be taken by a registered holder of any Offered Securities under the applicable Indenture or Deposit Agreement or the terms of the Offered Securities only at the direction of one or more Participants to whose accounts with DTC such Offered Securities are credited.

  A Global Security will be exchangeable for the relevant definitive Offered Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Corporation that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository, (ii) the Corporation determines that such Global Security shall be so exchangeable or
(iii) in the case of Debt Securities, an Event of Default has occurred and is continuing with respect to such Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive Offered Securities registered in such names as DTC directs.

  Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability of definitive Offered Securities. Upon surrender by DTC of the Global Security representing the Offered Securities and delivery of instructions for re-registration, the applicable Trustee or Depositary or the applicable registrar, as the case may be, will reissue the Offered Securities as definitive Offered Securities, and thereafter such Trustee, Depositary or registrar will recognize the holders of such definitive Offered Securities as registered holders of Offered Securities entitled to the benefits of the applicable Indenture or Deposit Agreement or the terms of the Offered Securities, as the case may be.

  Except as described above, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary appointed by the Corporation. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Security evidencing all or part of the Offered Securities of any series unless such beneficial interest is in an amount equal to an authorized denomination for such Offered Securities.

                             UNITED STATES TAXATION

  Certain special United States federal income tax considerations may be applicable to the Offered Securities. If Debt Securities are issued at an original issue discount or any such tax considerations are material to investors, the applicable Prospectus Supplement will describe the tax considerations and a tax opinion will be filed with the Commission. Prospective purchasers of Offered Securities are urged to consult their own tax advisors prior to any acquisition of such Offered Securities.

                             FOREIGN CURRENCY RISKS

GENERAL

  Debt Securities of a series may be denominated in or linked to such foreign currencies or units of two or more currencies as may be designated by the Corporation at the time of offering ("Foreign Currency Securities").

  ADDITIONAL FACTORS MAY BE SET FORTH IN CONNECTION WITH A SPECIFIC FOREIGN CURRENCY SECURITY IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

  Unless otherwise indicated in the applicable Prospectus Supplement, a Foreign Currency Security will not be sold in, or to a resident of, the country that issues the Specified Currency (as defined below) in which such Foreign Currency Security is denominated. The information set forth below and in any applicable Prospectus Supplement is by necessity incomplete and prospective purchasers of Foreign Currency Securities should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Security or the receipt of payments of principal of, premium, if any, and interest, if any, on a Foreign Currency Security in a Specified Currency.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Foreign Currency Securities may entail significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks may include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the currency or currency unit designated by the Corporation at the time of offering (the "Specified Currency") and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and the supply of and demand for the relevant currencies, over which the Corporation has no control. In recent years, rates of exchange between the U.S. dollar and many foreign currencies or currency units have been highly volatile and such volatility may be expected in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is at any moment a result of the supply of and demand for such currencies, and changes in the rate result over time from the interaction of many factors, among which are rates of inflation, interest rate levels, balances of payments and the extent of governmental surpluses or deficits in the countries of such currencies. These factors are in turn sensitive to the monetary, fiscal and trade policies pursued by such governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of the fluctuations in the rate that may occur during the term of any Foreign Currency Security. Depreciation of the Specified Currency applicable to a Foreign Currency Security against the U.S. dollar would generally result in a decrease in the U.S. dollar-equivalent yield of such Foreign Currency Security, in the U.S. dollar-equivalent value of the principal repayable at maturity of such Foreign Currency Security and, generally, in the U.S. dollar-equivalent market value of such Foreign Currency Security.

  Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed noncommunist nations are permitted to fluctuate in value relative to the U.S. dollar. Sovereign governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. In fact, such governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Debt Securities that are denominated in or linked to a foreign currency or currency unit is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with a theretofore freely determined currency valuation, by fluctuations in response to other market forces and by the movement of currencies across borders. Unless otherwise specified in the applicable Prospectus Supplement, there will be no adjustment or change in the terms of the Foreign Currency Securities if exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

  Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Security's maturity. Even if there are no exchange controls in effect with respect to a Specified Currency, it is possible that the Specified Currency for any particular Foreign Currency Security would not be available at such Foreign Currency Security's maturity due to other circumstances beyond the control of the Corporation.

EUROPEAN MONETARY UNION

  Under Article 109G of the Treaty establishing the European Communities, as amended by the Treaty on European Union (the "Treaty"), the currency composition of the ECU may not be changed. The Treaty contemplates that European monetary union will occur in three stages, the second of which began on January 1, 1994 with the entry into force of the Treaty. The Treaty provides that, at the start of the third stage of European monetary union, the value of the ECU as against the currencies of the member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right. In contemplation of that third stage, the European Council meeting in Madrid on December 16, 1995 decided that the name of that currency will be the Euro and that, in accordance with the Treaty, substitution of the Euro for the ECU will be at the rate of one Euro for one ECU. From the start of the third stage of European monetary union, all payments in respect of Notes payable in ECU and other currencies that will be replaced by the Euro will be payable in the Euro at the rate then established pursuant to the Treaty.

JUDGMENTS

  If an action based on Foreign Currency Securities were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Securities only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date on which judgment is rendered or some other date. Holders of Foreign Currency Securities would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the applicable Trustee converts U.S. dollars to the Specified Currency for payment of the judgment.

                 DESCRIPTION OF THE CORPORATION'S CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The Corporation is authorized to issue 300,000,000 shares of Common Stock and 10,000,000 shares of Series Preferred Stock. Neither the Common Stock nor the Series Preferred Stock has preemptive rights. Each share of Common Stock has attached to it one Right issued pursuant to the Rights Agreement. Each Right entitles the holder of a share of Common Stock to acquire a 1/100th interest in a share of the Corporation's Series C Junior Participating Preferred Stock, as described under "Description of Offered Securities-- Description of Common Stock--Preferred Share Purchase Rights" above.

  At the Annual Meeting of the Corporation on April 17, 1990, shareholders voted in favor of an amendment to the Certificate of Incorporation increasing the number of shares of authorized preferred stock from 10,000,000 to 20,000,000 by creating a new class of serial preferred stock, without par value, with 10,000,000 authorized shares. This proposed amendment would not give the holders of serial preferred stock preemptive rights.

  As of June 30, 1997 (after adjustment to reflect the acquisition of ABI), approximately 98,778,102 shares of Common Stock and 1,303,902 shares of Series Preferred Stock were issued and outstanding, and approximately 45,460,029 shares of Common Stock were reserved for issuance under various plans and agreements.

  The Common Stock and the Series Preferred Stock are more fully described under "Description of Offered Securities--Description of Common Stock" and "Description of Offered Securities--Description of Series Preferred Stock" above.

OUTSTANDING SERIES PREFERRED STOCK

  Fixed/Adjustable Rate Cumulative Preferred Stock, Series J. On October 28, 1992, the Corporation issued 447,225 shares of the Corporation's Fixed/Adjustable Rate Cumulative Preferred Stock, Series J ($100 Liquidation Preference) (the "Series J Preferred Stock"). Dividends on the Series J Preferred Stock are cumulative. If dividends payable on the Series J Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series J Preferred Stock, voting together as a single class with holders of shares of any other Series Preferred Stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears have been declared and paid or set apart for payment in full. In the event of liquidation, dissolution or winding up of the Corporation, the holders of the Series J Preferred Stock are entitled to receive a distribution of $100 per share, plus, in each case, accrued and unpaid dividends to the date of final distribution.

  Prior to December 1, 1997, shares of Series J Preferred Stock are redeemable at the option of the Corporation at a redemption price per share of $103.00 and thereafter at $100 per share. The redemption price set forth above with respect to Series J Preferred Stock will be increased, in each case, by the amount of accrued and unpaid dividends thereon to the date fixed for redemption.

  The dividend rate on the Series J Preferred Stock for each dividend period to December 1, 1997 is 7 3/8% per annum. Thereafter, dividends on the Series J Preferred Stock will be established quarterly at a rate per annum equal to the sum of (i) the amount determined by applying the effective rate (as defined below) in effect from time to time and (ii) the amount (not to exceed $0.50 per share) by which the regular quarterly cash dividend per share, if any, declared on the Common Stock during the immediately preceding dividend period exceeds the last regular quarterly cash dividend per share actually paid by the Corporation on the Common Stock prior to September 1, 1997. The "effective rate" for any dividend period will be equal to .25% over the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, each as defined in the Certificate of Incorporation, determined for the dividend period. The effective rate for any dividend period, however, will not be less than 7% per annum nor greater than 15% per annum. Under certain circumstances, the amount of dividends payable or accrued in respect of shares of the Series J Preferred Stock will be adjusted to take account of certain amendments to the Internal Revenue Code of 1986, as amended. In no event will the dividends payable on the Series J Preferred Stock exceed 17% per annum.

  7 5/8% Cumulative Preferred Stock, Series O. On June 2, 1993, the Corporation issued $150 million of 7 5/8% Convertible Capital Securities due June 2033. These debt securities are subordinated and can be redeemed in whole, but not in part, on or after June 1, 1998 at par, plus accrued and unpaid interest to the redemption date. The Corporation, at its option, may reset at any time the interest rate of the 7 5/8% Convertible Capital Securities to a rate of 6 1/8% per annum. The Corporation opted to reset the interest rate to 6 1/8% per annum, effective March 1, 1995. Holders have the right, at any time prior to redemption or maturity, to convert the debt securities into depositary shares, at $25 per share, each representing a one-tenth interest in a share of the Corporation's 7 5/8% Cumulative Preferred Stock, Series O (Liquidation Preference $250 per share) (the "Series O Preferred Stock").

  On June 30, 1997, approximately 5,934,749 depositary receipts had been issued each evidencing a depositary share representing a one-tenth interest in a share of the Series O Preferred Stock. The aggregate liquidation preference of the shares represented by such depositary shares on such date was approximately $148,368,725.

  Dividends on the Series O Preferred Stock are cumulative and payable quarterly on each March 1, June 1, September 1 and December 1, commencing with the first such date succeeding original issuance. If dividends payable on the Series O Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series O Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series O Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series O Preferred Stock will be entitled to receive a distribution of $250 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. Shares of the Series O Preferred Stock are redeemable at the Corporation's option, in whole or in part, at any time at a redemption price of $300 per share on or before June 1, 1998 and thereafter at $250 per share, plus, in each case, accrued and unpaid dividends to the redemption date.

  7.50% Cumulative Preferred Stock, Series P. On August 19, 1993, the Corporation issued $100 million of 7.50% Convertible Capital Securities due August 2033. These debt securities are subordinated and can be redeemed, in whole but not in part, on or after August 15, 1998 at par, plus accrued and unpaid interest to the redemption date. The Corporation, at its option, may reset at any time the interest rate on the 7.50% Convertible Capital Securities to a rate of 6.00% per annum. The Corporation opted to reset the interest rate to 6.00% per annum, effective May 15, 1995. Holders have the right, at any time prior to redemption or maturity, to convert the debt securities into depositary shares, at $25 per share, each representing a one-fortieth interest in a share of the Corporation's 7.50% Cumulative Preferred Stock, Series P (Liquidation Preference $1,000 per share) (the "Series P Preferred Stock").

  On June 30, 1997, approximately 3,957,883 depositary receipts had been issued each evidencing a depositary share representing a one-fortieth interest in a share of the Series P Preferred Stock. The aggregate liquidation preference of the shares represented by such depositary shares on such date was approximately $98,947,075.

  Dividends on the Series P Preferred Stock are cumulative and payable quarterly on each February 15, May 15, August 15 and November 15, commencing with the first such date succeeding original issuance. If dividends payable on the Series P Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series P Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series P Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series P Preferred Stock will be entitled to receive a distribution of $1,000 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. Shares of Series P Preferred Stock are redeemable at the Corporation's option, in whole or in part, at any time at a redemption price of $1,200 per share on or before August 15, 1998 and thereafter at $1,000 per share, plus, in each case, accrued and unpaid dividends to the redemption date.

  Adjustable Rate Cumulative Preferred Stock, Series Q. On March 28, 1994, the Corporation issued 80,000 shares of its Adjustable Rate Cumulative Preferred Stock, Series Q ($2,500 liquidation preference) (the "Series Q Preferred Stock"). The dividend rate on the Series Q Preferred Stock is equal to 85% of the Effective Rate (as defined below) in effect from time to time, but in no event less than 4 1/2% or more than 10 1/2% per annum. The "Effective Rate" for the Series Q Preferred Stock for each quarterly dividend period is the highest of the "Treasury Bill Rate," the "Ten Year Constant Maturity Rate" and the "Thirty Year Constant Maturity Rate" determined in advance of such dividend period. If dividends payable on the Series Q Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series Q Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series Q Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series Q Preferred Stock will be entitled to receive a distribution of $2,500 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. The Series Q Preferred Stock is redeemable at the option of the Corporation, in whole or in part, at any time or from time to time on or after March 1, 1999. The redemption price payable by the Corporation in respect of any such redemption will be $2,500 per share plus accrued and unpaid dividends to the redemption date.

  Adjustable Rate Cumulative Preferred Stock, Series R. On August 22, 1994, the Corporation issued 60,000 shares of its Adjustable Rate Cumulative Preferred Stock, Series R ($2,500 liquidation preference) (the "Series R Preferred Stock"). The dividend rate on the Series R Preferred Stock is equal to 84.5% of the Effective Rate (as defined below) in effect from time to time, but in no event less than 4 1/2% or more than 10 1/2% per annum. The "Effective Rate" for the Series R Preferred Stock for each quarterly dividend period is the highest of the "Treasury Bill Rate," the "Ten Year Constant Maturity Rate" and the "Thirty Year Constant Maturity Rate" determined in advance of such dividend period. If dividends payable on the Series R Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series R Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series R Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series R Preferred Stock will be entitled to receive a distribution of $2,500 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. The Series R Preferred Stock is redeemable at the option of the Corporation, in whole or in part, at any time or from time to time on or after September 1, 1999. The redemption price payable by the Corporation in respect of any such redemption will be $2,500 per share plus accrued and unpaid dividends to the redemption date.

  7 3/4% Cumulative Preferred Stock, Series S. On June 30, 1995, the Corporation issued 50,000 shares of its Adjustable Rate Cumulative Preferred Stock, Series S ($2,500 liquidation preference) (the "Series S Preferred Stock"). If dividends payable on the Series S Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series S Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series S Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series S Preferred Stock will be entitled to receive a distribution of $2,500 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. The Series S Preferred Stock is redeemable at the option of the Corporation, in whole or in part, at any time or from time to time on or after June 1, 2000. The redemption price payable by the Corporation in respect of any such redemption will be $2,500 per share plus accrued and unpaid dividends to the redemption date.

SERIAL PREFERRED STOCK

  The proposed amendment relating to the serial preferred stock would authorize 10,000,000 shares, which would have preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, and such other rights, preferences and limitations as may be fixed by the Board of Directors. The serial preferred stock, upon issuance, would rank on a parity with the Series Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation. Dividend provisions, liquidation preferences, voting rights, if any, sinking fund and redemption provisions, if any, and conversion and exchange provisions, if any, would be fixed by the Board of Directors. There are currently no outstanding shares of serial preferred stock. The Board of Directors has determined not to cause the proposed amendment authorizing the serial preferred stock to be filed at this time.

                         VALIDITY OF OFFERED SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, the validity of the Offered Securities to which this Prospectus relates will be passed upon for the Corporation by Gordon S. Calder, Jr., Esq., a Managing Director and Counsel of Bankers, and for any underwriters or agents by White & Case, New York, New York. White & Case performs services for the Corporation from time to time. Mr. Calder has an interest in a number of shares equal to less than .02% of the Corporation's outstanding Common Stock.

                                    EXPERTS

  The combination of the Corporation and its subsidiaries and ABI and its subsidiaries as reflected in the supplemental consolidated balance sheet as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which appear in the Corporation's Current Report on Form 8-K filed on September 9, 1997, has been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report dated September 5, 1997 thereon and incorporated herein by reference. The historical consolidated financial statements of the Corporation and its subsidiaries included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, prior to their restatement for the pooling-of-interests with ABI described in "Bankers Trust New York Corporation--Recent Developments" above, have been audited by Ernst & Young LLP, independent auditors, as stated in their report dated January 23, 1997, except for Note 28 as to which the date is March 6, 1997, incorporated herein by reference. The consolidated statements of financial condition of ABI and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which appear in the Corporation's Current Report on Form 8-K filed on September 4, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report dated January 20, 1997, thereon and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the respective reports given upon the authority of such firms as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

  The Corporation may sell Offered Securities to one or more underwriters for public offering and sale by them or may sell Offered Securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Corporation also may, from time to time, authorize firms acting as the Corporation's agents to offer and sell the Offered Securities upon the terms and conditions as shall be set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters and agents may be deemed to have received compensation from the Corporation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they act as agent. Underwriters and agents may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from such underwriters or agents and may receive commissions (which may be changed from time to time) from purchasers for whom they act as agent.

  Any underwriting compensation paid by the Corporation to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters or agents to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Corporation, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Corporation for certain expenses.

  If so indicated in the applicable Prospectus Supplement, the Corporation will authorize dealers acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Securities from the Corporation at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Corporation shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  Each series of Offered Securities, except Common Stock, will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Corporation for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

  BT Alex. Brown, a wholly owned subsidiary of the Corporation which is a member of the National Association of Securities Dealers, Inc. (the "NASD"), may participate in distributions of the Offered Securities. The offer and sale of the Offered Securities will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

  Any market making activities of BT Alex. Brown with respect to the Offered Securities will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the NASD. Following the initial distribution of the Offered Securities, BT Alex. Brown and other affiliates of the Corporation may offer and sell such Offered Securities in the course of their business as broker-dealers. BT Alex. Brown and such other affiliates may act as principals or agents in such transactions. This Prospectus may be used by BT Alex. Brown and such other affiliates in connection with such transactions, and such sales, if any, will be made at varying prices relating to prevailing market prices at the time of sale or otherwise. Neither BT Alex. Brown nor such other affiliates are obligated to make a market in any of the Offered Securities and may discontinue any market-making activities at any time without notice.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for, the Corporation in the ordinary course of business.

  During and after the offering, the underwriters or agents may purchase and sell the Offered Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters or agents also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Offered Securities sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

     Filing fee for registration statement......................... $  909,091
     Legal fees and expenses.......................................    200,000*
     Accounting fees and expenses..................................    125,000*
     Blue sky fees and expenses....................................     30,000*
     Printing and engraving fees...................................    300,000*
     Trust indenture fees and expenses.............................     30,000*
     Depositary's fees and expenses................................     30,000*
     Rating agency fees............................................     80,000*
     NASD fees.....................................................     30,500
     Listing fees..................................................    100,000*
     Miscellaneous.................................................     65,409*
                                                                    ----------
       Total....................................................... $1,900,000*
                                                                    ==========

--------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article V of the By-Laws of Bankers Trust New York Corporation provides as follows:

  SECTION 5.01 The corporation shall, to the fullest extent permitted by
Section 721 of the New York Business Corporation Law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or served in any capacity at the request of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

  SECTION 5.02 The corporation may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by
(i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner.

  SECTION 5.03 The corporation shall, from time to time, reimburse or advance to any person referred to in Section 5.01 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section 5.01, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

  SECTION 5.04 Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation. In all other cases, the provisions of this Article V will apply (i) only if the person serving another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise so served at the specific request of the corporation, evidenced by a written communication signed by the Chairman of the Board, the Chief Executive Officer, the President, the Senior Vice Chairman or any Vice Chairman, and (ii) only if and to the extent that, after making such efforts as the Chairman of the Board, the Chief Executive Officer, or the President shall deem adequate in the circumstances, such person shall be unable to obtain indemnification from such other enterprise or its insurer.

  SECTION 5.05 Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article V may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

  SECTION 5.06 The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article V (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

  SECTION 5.07 If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

  SECTION 5.08 A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 5.01 shall be entitled to indemnification only as provided in Sections 5.01 and 5.03, notwithstanding any provision of the New York Business Corporation Law to the contrary.

  With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

  In addition, a Directors and Officers Liability and Corporation Reimbursement Policy is maintained covering the Corporation and its directors and officers for amounts, subject to policy limits, that the Corporation might be required to pay by way of indemnification to its directors or officers under its By-Laws or otherwise and for the protection of individual directors and officers from loss for which they might not be indemnified by the Corporation.

  Reference is made to the forms of Underwriting Agreements filed as Exhibits
1.1 and 1.2 hereto for a description of certain indemnity arrangements.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1   --Form of Underwriting Agreement for Debt Securities.
   1.2   --Form of Underwriting Agreement for Common Stock, Series Preferred
          Stock and Depositary Shares.
 **3.1   --Restated Certificate of Incorporation of the Registrant filed with the State of New York on June 9, 1988 (filed as an Exhibit to the
          Registrant's Current Report on Form 8-K dated September 24, 1993, file number 1-5920).
 **3.2   --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on August 30,
          1989 (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated September 24, 1993, file number 1-5920).
 **3.3   --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on June 14,
          1990 (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated September 24, 1993, file number 1-5920).
 **3.4   --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on March 20,
          1992 (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated September 24, 1993, file number 1-5920).
 **3.5   --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on October
          27, 1992 (filed as an Exhibit to the Registrant's Current Report on
          Form 8-K dated September 24, 1993, file number 1-5920).
 **3.6   --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on January
          21, 1993 (filed as an Exhibit to the Registrant's Current Report on
          Form 8-K dated September 24, 1993, file number 1-5920).
 **3.7   --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on June 1,
          1993 (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated September 24, 1993, file number 1-5920).
 **3.8   --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on August 18,
          1993 (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated August 6, 1993, file number 1-5920).
 **3.9   --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on March 25,
          1994 (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated March 21, 1994, file number 1-5920).
 **3.10  --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on August 22,
          1994 (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated August 12, 1994, file number 1-5920).
 **3.11  --Certificate of Amendment of the Restated Certificate of Incorpora-
          tion of the Registrant filed with the State of New York on June 29,
          1995 (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated June 29, 1995, file number 1-5920).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  **3.12 --By-Laws of the Registrant as amended January 27, 1997 (filed as an
          Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, file number 1-5920).
  **3.13 --Rights Agreement dated as of February 22, 1988 describing the terms of the Preferred Purchase Rights (filed as an Exhibit to the Regis-
          trant's Annual Report on Form 10-K for the year ended December 31,
          1989, file number 1-5920).
    4.1  --Form of Certificate of Common Stock.
    4.2  --Form of Certificate for Series Preferred Stock.
    4.3  --Form of Certificate of Amendment of the Restated Certificate of In-
          corporation of the Registrant.
    4.4  --Form of Deposit Agreement.
    4.5  --Form of Depositary Receipt (included as Exhibit A to Exhibit 4.4 hereof).
  **4.6  --Indenture, dated as of November 1, 1991, between the Registrant and
          The Chase Manhattan Bank (formerly The Chase Manhattan Bank (National
          Association)) relating to Senior Debt Securities (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated November 12,
          1991, file number 1-5920).
  **4.7  --First Supplemental Indenture, dated as of September 1, 1993, between the Registrant and The Chase Manhattan Bank (formerly The Chase Man-
          hattan Bank (National Association)) (filed as an Exhibit to the Reg-
          istrant's Current Report on Form 8-K, dated October 22, 1993, file number 1-5920)).
    4.8  --Form of Second Supplemental Indenture, dated as of September  ,
          1997, between the Registrant and The Chase Manhattan Bank (formerly
          The Chase Manhattan Bank (National Association)).
  **4.9  --Indenture, dated as of April 1, 1992, between the Registrant and Ma-
          rine Midland Bank (formerly Marine Midland Bank, N.A.) relating to
          Subordinated Debt Securities (filed as an Exhibit to the Registrant's
          Registration Statement on Form S-3, file number 33-50395, as filed on
          September 24, 1993).
  **4.10 --First Supplemental Indenture, dated as of January 15, 1993, between the Registrant and Marine Midland Bank (formerly Marine Midland Bank,
          N.A.) (filed as an Exhibit to the Registrant's Current Report on Form
          8-K dated January 14, 1993, file number 1-5920).
    4.11 --Form of Second Supplemental Indenture, dated as of September  ,
          1997, between the Registrant and Marine Midland Bank (formerly Marine
          Midland Bank N.A.).
    4.12 --Form of Certificate for Debt Securities.
    5.1  --Opinion re Validity.
 **12.1  --Computation of Consolidated Ratios of Earnings to Fixed Charges
          (filed as an Exhibit to the Registrant's Current Report on Form 8-K
          dated September 9, 1997, file number 1-5920).
 **12.2  --Computation of Consolidated Ratios of Earnings to Combined Fixed
          Charges and Preferred Stock Dividend Requirements (filed as an Ex-
          hibit to the Registrant's Current Report on Form 8-K dated September
          9, 1997, file number 1-5920).
   23.1  --Consent of Ernst & Young LLP, Independent Auditors.
   23.2  --Consent of KPMG Peat Marwick LLP, Independent Auditors.
   23.3  --Consent of KPMG Peat Marwick LLP, Independent Auditors.
   23.4  --Consent of Counsel (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).
  *24.1  --Powers of Attorney.
   25.1  --Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939 of The Chase Manhattan Bank.
   25.2  --Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939 of Marine Midland Bank.

--------

  * Previously filed.

 ** Incorporated by reference.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 25TH DAY OF SEPTEMBER, 1997.

                                         Bankers Trust New York Corporation

                                                /s/ Duncan P. Hennes
                                         By:___________________________________
                                             (DUNCAN P. HENNES) SENIOR VICE
                                                       PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED:

             SIGNATURE                       TITLE                 DATE


          Frank N. Newman*            Chairman of the
------------------------------------   Board, Chief           September 25,
         (FRANK N. NEWMAN)             Executive Officer        1997
                                       and Director
                                       (Principal
                                       Executive Officer)

         Richard H. Daniel*           Vice Chairman,
------------------------------------   Chief Financial        September 25,
        (RICHARD H. DANIEL)            Officer and              1997
                                       Controller
                                       (Principal
                                       Financial Officer
                                       and Controller)


------------------------------------  Director
       (LEE A. AULT III)

------------------------------------  Director
      (NEIL R. AUSTRIAN)

         George B. Beitzel*           Director
------------------------------------                          September 25,
        (GEORGE B. BEITZEL)                                     1997

       Phillip A. Griffiths*          Director
------------------------------------                          September 25,
       (PHILLIP A. GRIFFITHS)                                   1997

         William R. Howell*           Director
------------------------------------                          September 25,
        (WILLIAM R. HOWELL)                                     1997

       Vernon E. Jordan, Jr.*         Director
------------------------------------                          September 25,
      (VERNON E. JORDAN, JR.)                                   1997

              SIGNATURE                  TITLE                       DATE

-------------------------------------   Director
        (A.B. KRONGARD)


        Hamish Maxwell*                 Director                September 25,
-------------------------------------                             1997
        (HAMISH MAXWELL)

         N.J. Nicholas Jr.*             Director
-------------------------------------                           September 25,
         (N.J. NICHOLAS JR.)                                      1997

         Russell E. Palmer*             Director
-------------------------------------                           September 25,
         (RUSSELL E. PALMER)                                      1997

         Donald L. Staheli*             Director
-------------------------------------                           September 25,
         (DONALD L. STAHELI)                                      1997

                                        Director
    Patricia Carry Stewart*                                     September 25,
-------------------------------------                             1997
    (PATRICIA CARRY STEWART)

-------------------------------------   Director
      (G. RICHARD THOMAN)

          George J. Vojta*              Director
-------------------------------------                           September 25,
          (GEORGE J. VOJTA)                                       1997

          Paul A. Volcker*              Director
-------------------------------------                           September 25,
          (PAUL A. VOLCKER)                                       1997

      /s/ Duncan P. Hennes
*By _________________________________
(DUNCAN P. HENNES, ATTORNEY-IN-FACT)